                                                                     Exhibit 4.6


                                   AGREEMENT
                                   ---------


     AGREEMENT made as of the 14/th/ day of September, 2000 by and among Storage Computer Corporation, a Delaware corporation ("Storage"), CyberStorage Systems Corporation, a Delaware corporation (the "Company") ____________ and ______________ the ("Employee").

     WHEREAS, on ___________________, the Employee was granted an incentive stock option (the "Option") by the Company's predecessor, CyberStorage Systems Corporation, a Massachusetts corporation ("CyberStorage Massachusetts") to acquire up to ____________________________________ shares of the Common Stock of
CyberStorage Massachusetts at an exercise price of One Dollar ($1.00) per share and with a term of five (5) years, as evidenced by an Incentive Stock Option Agreement by and between the Employee and CyberStorage Massachusetts;

     WHEREAS, CyberStorage Massachusetts was merged with and into the Company on June 23, 2000 and the Company the Employee executed a letter agreement dated as of such date confirming that the Option thereafter represented an option to acquire the same number of shares of the Company's Common Stock, $.001 par value, under the Company's 2000 Stock Option Plan;

     WHEREAS, pursuant to an Agreement and Plan of Reorganization dated August 22, 2000 (the "Merger Agreement") by and among Storage, Cyber Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of Storage ("Merger Sub"), and the Company, Merger Sub was merged with and into the Company effective as of the date hereof (the "Merger") and as a result, the Company became a wholly-owned subsidiary of Storage;

     WHEREAS, the Merger constituted a "Change of Control" under paragraph 4 of the Option Agreement and the Option therefore became exercisable in full as of the date hereof under paragraph 3 of the Option Agreement;

     WHEREAS, pursuant to the Merger Agreement, Storage agreed to assume the Company's obligations under all outstanding options of the Company;

     WHEREAS, pursuant to the Merger Agreement, Storage agreed to file as soon as practicable following the effective date of the Merger a registration statement on Form S-8 with respect to the shares of Common Stock of Storage issuable upon exercise of the options assumed by it in the Merger;

     NOW, THEREFORE, in consideration of the premises and of the mutual covenants, agreements and conditions hereinafter set forth, the parties hereto hereby agree as follows:

1. Storage hereby assumes and agrees to perform all of the Company's obligations under the Option Agreement.

2. Pursuant to Paragraph 8 of the Option Agreement, as a result of the Merger, the Option shall hereafter represent the right to acquire up to an aggregate of [insert prior amount times 19.59; round up or down to the nearest whole share]
------------------------------------------------------------------------------
shares of Common Stock, par value $.001 per share of Storage at an exercise price of $0.05 per share and shall no longer represent the right to acquire any shares of the Company.

3. The term "Corporation" in paragraph 7 of the Option Agreement shall hereinafter mean Storage Computer Corporation, or any subsidiary of Storage Computer Corporation.

4.   The Option is exercisable in full as of the date hereof.

5. The Option shall expire on _______________________________, unless earlier terminated as provided in paragraph 7 of the Option Agreement, as hereby amended.

6. The Employee acknowledges and agrees that Storage's obligations to file a registration statement on Form S-8 as soon as practicable shall be deemed to be satisfied if such registration statement is filed and becomes effective not later than twelve months from the date hereof. In the event that the Employee exercises the Option prior to the effectiveness of such registration statement, then, in connection with such exercise, the Employee shall represent that he is acquiring the shares of Storage issued to him pursuant to such exercise of the Option for his own account as an investment and not with a view to, or for sale in connection with, the distribution of any such shares, and that he will make no transfer of the same except in compliance with any rules and regulations in force at the time of such transfer under the Securities Act of 1933, or any other applicable law.

7. Notice of exercise of the Option shall be directed to the Chief Financial Officer of Storage at Storage's principal offices in Nashua, New Hampshire.

8. Paragraph 11 of the Option Agreement is hereby deleted in its entirety and shall have no further force or effect.

9. Except as herein provided, the Option Agreement shall remain in full force and effect.

10.  This agreement may be executed in multiple counterparts.

     Executed under seal as of the date set forth above.


                                    STORAGE COMPUTER CORPORATION


                                    By:__________________________________


                                    CYBERSTORAGE SYSTEMS CORPORATION


                                    By:__________________________________



                                    _____________________________________
                                    [NAME OF EMPLOYEE]

                                       3